SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CENTERPOINT ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CenterPoint Energy, Inc.

Notice of Annual Meeting of Shareholders

to be held on June 2, 2005

and Proxy Statement

Notice of Annual Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend the CenterPoint Energy, Inc. 2005 annual meeting of shareholders. The meeting will be held in the auditorium at 1111 Louisiana, Houston, Texas, at 9:00 a.m. Central Time on Thursday, June 2, 2005. At the meeting, shareholders will be asked to:

•	elect four Class III Directors for three-year terms and one Class II Director for a two-year term;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors for CenterPoint Energy, Inc. for 2005;

•	consider one shareholder proposal, if presented to the meeting; and

•	conduct other business if properly raised.

Shareholders of record at the close of business on April 4, 2005 are entitled to vote. Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Voting Information” on page 1. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Scott E. Rozzell

Executive Vice President,

General Counsel and

Corporate Secretary

Dated and first mailed

to shareholders

on April 28, 2005

CENTERPOINT ENERGY, INC.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

For deliveries by U.S. Postal Service:

P.O. Box 4567

Houston, Texas 77210-4567

PROXY STATEMENT

Voting Information

Who may vote. Shareholders recorded in our stock register on April 4, 2005 may vote at the meeting. As of that date, there were 309,004,007 shares of our common stock outstanding. Each share of common stock has one vote.

Voting by proxy or in person. Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy. You may also provide your proxy using the Internet or telephone procedures described on the proxy. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you give us your proxy but do not specify how to vote, we will vote your shares in favor of the director candidates, in favor of the ratification of independent auditors and against the shareholder proposal, if presented. If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion, unless you withhold authority to do so in the proxy.

Your proxy may be revoked before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by giving written notice to Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

If you plan to attend the meeting and your shares are held by banks, brokers or investment plans (in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

Quorum needed. In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares of common stock eligible to vote must be represented at the meeting, either by proxy or in person. Shares of common stock owned by CenterPoint Energy are not voted and do not count for this purpose.

Votes needed. The director candidates in Classes II and III receiving the most votes will be elected to fill the open seats in the respective classes on the Board. Ratification of the appointment of independent auditors requires the favorable vote of a majority of the shares of common stock voted for or against the matter. Approval of any shareholder proposal presented at the meeting requires the favorable vote of a majority of the shares of common stock represented at the meeting. Abstentions and broker non-votes count for quorum purposes. For voting purposes, however, abstentions and broker non-votes do not affect whether the appointment of independent auditors is ratified. Abstentions and broker non-votes have the same effect as a vote against any shareholder proposal submitted. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Information About Directors

CenterPoint Energy’s Board of Directors is divided into three classes having staggered terms of three years each. The term of office of the directors in Class III expires at this year’s meeting. The terms of office of the Class I and Class II directors will expire in 2006 and 2007, respectively. At each annual meeting of shareholders, directors are elected to succeed the class of directors whose term has expired.

Effective at the annual meeting, the size of the Board will be increased from eight to eleven, with two additional seats allocated to Class III and one additional seat allocated to Class II. The Board’s nominees for Class III are O. Holcombe Crosswell, Janiece M. Longoria, Thomas F. Madison and Peter S. Wareing, and the Board’s nominee for Class II is Donald R. Campbell. Messrs. Crosswell and Madison are current directors of CenterPoint Energy. If any nominee becomes unavailable for election, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee pursuant to discretionary authority, unless withheld.

Unless otherwise indicated or the context otherwise requires, when we refer to periods prior to September 1, 2002, CenterPoint Energy should be understood to mean or include the public companies that were its predecessors.

Information about each of the nominees and the continuing directors is set forth below.

Nominees for Class III Directors—Term Expiring 2008

O. Holcombe Crosswell, age 64, has been a director since 1997 and was a director of NorAm Energy Corp. and the predecessor of a division of that company from 1986 until we acquired that company in 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

Janiece M. Longoria, age 52, has not previously served as a director of CenterPoint Energy. Ms. Longoria is a partner in the law firm of Ogden, Gibson, White, Broocks & Longoria, L.L.P. in Houston, Texas and has a concentration of experience in commercial and securities-related litigation and regulatory matters. She has served as a commissioner of the Port of Houston Authority since 2002 and previously served as the treasurer and a director of the Houston Convention Center Hotel Corporation from 1999 to 2004.

Thomas F. Madison, age 69, has been a director since 2003. He has served as President and Chief Executive Officer of MLM Partners, a small business consulting and investments company in Minneapolis, since 1993. He previously served as President of US West Communications-Markets until December 1992. He later served as Vice Chairman of Minnesota Mutual Life Insurance Company until September 1994, Chairman of Communication Holdings, Inc. until March 1999, and as an advisory director of CenterPoint Energy Minnegasco, a gas distribution unit of CenterPoint Energy. He is currently a director of Valmont Industries, Inc., Banner Health System, Delaware Group of Funds, Digital River, Inc., and Rimage Corporation.

Peter S. Wareing, age 53, has not previously served as a director of CenterPoint Energy. A native Houstonian, Mr. Wareing is a co-founder and partner of the private equity firm Wareing, Athon & Company and is involved in a variety of businesses. He is the Chairman of the Board of Gulf Coast Pre-Stress, Ltd. in Pass Christian, Mississippi and Chairman of the Board of Union Ice Company, Ltd., in Los Angeles, California. He is also the Vice Chairman of the Board of Nordic Cold Storage, LLC, in Atlanta, Georgia as well as an officer and director of several other privately owned family entities. He also currently serves on the Houston Region Advisory Board of JPMorgan Chase Bank and is a trustee of Texas Children’s Hospital in Houston.

Nominee for Class II Director—Term Expiring 2007

Donald R. Campbell, age 64, has not previously served as a director of CenterPoint Energy. Mr. Campbell is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in

September 2000, he was the Chief Financial Officer of Sanders Morris Harris Group, Inc., a NASDAQ-listed regional investment banking firm. He served on the board of directors of Sanders Morris Harris until May 2004. He previously served as Vice Chairman of the board of directors and Chief Financial Officer of Pinnacle Global Group. Mr. Campbell also previously served as a director of Texas Genco Holdings, Inc. and as the chairman of its audit committee, from March 2003 until December 2004.

Continuing Class I Directors—Term Expiring 2006

Derrill Cody, age 66, has been a director since 2003. Mr. Cody is presently of counsel to the law firm of McKinney & Stringer, P.C. in Oklahoma City, Oklahoma. Mr. Cody previously served as Executive Vice President of Texas Eastern Corporation and as Chief Executive Officer of Texas Eastern Gas Pipeline Company from 1987 to 1990.

David M. McClanahan, age 55, has served as a director and as President and Chief Executive Officer of CenterPoint Energy since September 2002. He served as Vice Chairman of our predecessor company from October 2000 to September 2002 and as President and Chief Operating Officer of its Delivery Group from 1999 to September 2002. Previously, he served as President and Chief Operating Officer of our predecessor company’s HL&P division from 1997 to 1999. He has served in various executive officer capacities with us since 1986. He currently serves on the boards of the Edison Electric Institute and the American Gas Association.

Robert T. O’Connell, age 66, has been a director since June 2004. Mr. O’Connell is a business consultant focusing on financial, strategic and business development matters. Residing in Boston, Massachusetts, he has been a board member of Commonwealth Corporation and a member of the Boston Finance Commission, two Massachusetts public service entities, since 2003. From 1997 to 2003, he served as a director of RWD Technologies, Inc. and as its Senior Vice President of Strategic Business Planning from August 1997 to July 2000 and its Chief Financial Officer and Senior Vice President of Strategic Business Planning from August 2000 to June 2001. Mr. O’Connell served as Senior Vice President and Chief Staff Officer of EMC Corporation from 1995 to 1997. Between 1965 and 1994, Mr. O’Connell held several positions in General Motors Corporation, including Chief Financial Officer of General Motors Corporation from 1988 to 1992 and Chairman of General Motors Acceptance Corporation from 1992 to 1994.

Continuing Class II Directors—Term Expiring 2007

Milton Carroll, age 54, has been a director since 1992 and Chairman since September 2002. Mr. Carroll is Chairman of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He also serves as Chairman of Healthcare Service Corporation and a director of EGL, Inc.

John T. Cater, age 69, has been a director since 1983. Mr. Cater is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 2000, he was Chairman of Compass Bank-Houston. He previously served as President of Compass Bank-Houston, as Chairman and Chief Executive Officer of River Oaks Trust Company, and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

Michael E. Shannon, age 68, has been a director since 2003. He has been President of MEShannon & Associates, Inc., a private firm specializing in corporate financial advisory services and investments, since 2000. He served as Chairman of the Board and Chief Financial and Administrative Officer of Ecolab, Inc. (a specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, he held senior management positions with Ecolab, Inc., Republic Steel and Gulf Oil Corp. Mr. Shannon is a director of Apogee Enterprises, Inc., The Clorox Company, and NACCO Industries, Inc.

Board Organization and Committees; Other Governance Provisions

The Board of Directors oversees the management of the business and affairs of CenterPoint Energy. The Board appoints committees to help carry out its duties. Last year, the Board met 17 times and the committees met a total of 25 times. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he served. As of the date of this proxy statement, CenterPoint Energy had the following committees:

The Audit Committee has five non-employee director members: Mr. Shannon (Chairman), Mr. Cody, Mr. Crosswell, Mr. Madison and Mr. O’Connell. The Board of Directors has determined that the members of the Audit Committee are independent within the meaning of the listing standards of the New York Stock Exchange for audit committee membership. In addition, the Board of Directors has determined that Mr. Shannon is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission. The Board of Directors has also determined that Mr. Madison’s simultaneous service on more than three public company audit committees does not impair his ability to serve effectively on our Audit Committee.

The primary responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibility for the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent auditors, the performance of the Company’s internal audit function, compliance with legal and regulatory requirements and the Company’s systems of disclosure controls and internal controls. The Audit Committee has sole responsibility to appoint and, where appropriate, replace the Company’s independent auditors and to approve all audit engagement fees and terms. The Audit Committee’s report begins on page 26. During 2004, the Audit Committee held ten meetings.

The Finance Committee has four non-employee director members: Mr. Crosswell (Chairman), Mr. Cater, Mr. O’Connell and Mr. Shannon. This committee reviews CenterPoint Energy’s financial policies and strategies, including capital structure, and approves specific debt and equity offerings within limits set by the Board. The Finance Committee met six times in 2004.

The Compensation Committee has four non-employee director members: Mr. Cater (Chairman), Mr. Carroll, Mr. Cody and Mr. Madison. This committee oversees compensation for CenterPoint Energy’s senior officers, including salary and short term and long-term incentive awards. The committee also administers incentive compensation plans and reviews some human resources programs. The Compensation Committee’s report on executive compensation begins on page 19. The Compensation Committee met six times in 2004. The Board of Directors has determined that the members of the Compensation Committee meet the applicable requirements for independence under the listing standards of the New York Stock Exchange discussed below under “Director Independence.”

The Governance Committee has three non-employee director members: Mr. Carroll (Chairman), Mr. Cater and Mr. Cody. The primary responsibilities of the Governance Committee include: identifying, evaluating and recommending, for the approval of the entire Board of Directors, potential nominees for election to the Board of Directors; recommending membership on standing committees of the Board; overseeing annual evaluations of the Board and management; and establishing, periodically reviewing and recommending to the Board any changes to the Company’s Corporate Governance Guidelines. During 2004, the Governance Committee held three meetings. The Board of Directors has determined that the members of the Governance Committee meet the applicable requirements for independence under the listing standards of the New York Stock Exchange discussed below under “Director Independence.”

Director Independence.    The Board of Directors has determined that Messrs. Carroll, Cater, Cody, Crosswell, Madison, O’Connell and Shannon are independent within the meaning of the listing standards for general independence of the New York Stock Exchange. It is anticipated that the Board will also be able to determine that Ms. Longoria and Messrs. Campbell and Wareing are independent within the meaning of these standards upon their election. Under the listing standards, a majority of our directors are required to be independent and the Audit Committee, the Compensation Committee and the Governance Committee are each required to be composed solely of directors who are independent. The standards for audit committee membership include additional requirements under rules of the Securities and Exchange Commission. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence. To assist it in making determinations of independence, the Board has adopted categorical standards as permitted under the listing standards. Although the Board considers all relevant facts and circumstances in assessing whether a director is independent, relationships falling within the categorical standards are not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations. A relationship falls within the categorical standards adopted by the Board if it:

•	is a type of relationship addressed in

•	the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions, or

•	the provisions of the New York Stock Exchange Listed Company Manual listing relationships that preclude a determination of independence,

but under those rules neither requires disclosure nor precludes a determination of independence, or

•	consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

In connection with its determination as to the independence of Mr. Carroll, the Board has considered his prior services rendered to a former affiliate of the Company as a consultant, which ceased in May 2002, and has also considered that Mr. Carroll receives additional compensation for services as a director on account of his serving as non-executive Chairman of the Board, which position involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board, and has concluded that those circumstances and relationships do not adversely affect Mr. Carroll’s ability and willingness to act in the best interests of the Company and its shareholders or otherwise compromise his independence. Other relationships of the directors determined to be independent were considered to fall within the categorical standards adopted by the Board.

Director Nomination Process.    In assessing the qualifications of candidates the Board may nominate for director, the Governance Committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to act in the best interests of the Company and its shareholders. The Governance Committee also considers requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. In addition, the Committee takes into account the need for a range among the directors of business experience, diversity, professional skills, geographic background and other qualities the Board considers important in light of the Company’s business plan. The Governance Committee makes recommendations to the Board, which in turn makes the nominations for consideration by the shareholders.

Ms. Longoria’s and Mr. Campbell’s nominations were recommended by an independent director and the Chief Executive Officer, and Mr. Wareing’s nomination was recommended by an independent director. Ms. Longoria and Mr. Wareing were among several candidates presented to the Governance Committee by a search firm the Governance Committee had engaged to assist in identifying director candidates. The members of the Governance Committee interviewed Ms. Longoria and Messrs. Campbell and Wareing, evaluated their respective backgrounds and qualifications and unanimously recommended to the Board that they be nominated for election at the annual meeting.

Suggestions for potential nominees for director can come to the Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Governance Committee has sole authority with respect to the engagement. The Governance Committee will consider director candidates recommended by shareholders. The extent to which the Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. The Governance Committee evaluates the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from increasing insight and experience developed over a period of time.

Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Chairman of the Governance Committee at the address of the Company’s principal executive offices indicated on the first page of this proxy statement. In order to be considered for nomination by the Board of Directors, submissions of potential nominees should be made no later than November 15 in the year prior to the meeting at which the election is to occur.

Shareholder Communications with Directors.    The Company’s Corporate Governance Guidelines provide that the members of the Board of Directors who are not officers of the Company will hold regular executive sessions without management participation. Currently, the Chairman of the Board (Mr. Carroll) presides at these sessions. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, an executive session is required to be held at least once each year including only the non-management directors who are also independent. Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of Directors (independent members)” in care of the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement. In addition to the procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Attendance at Meetings of Shareholders.    Directors are expected to attend annual meetings of shareholders. All directors attended the 2004 annual meeting.

Code of Ethics and Ethics and Compliance Code.    The Company has a Code of Ethics for its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller. Information regarding any amendments to, or waivers of, the provisions of this code applicable to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller will be posted at the website location referred to below under “Website Availability of Governance Documents.”

The Company also has an Ethics and Compliance Code applicable to directors, officers and employees. This code addresses, among other things, the requirements for a code of business conduct and ethics required under New York Stock Exchange listing standards. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders.

Website Availability of Governance Documents.    CenterPoint Energy’s Corporate Governance Guidelines, the charters of the Audit Committee, Finance Committee, Compensation Committee and Governance Committee, the Code of Ethics and the Ethics and Compliance Code can be found on CenterPoint Energy’s website at www.centerpointenergy.com in the “Investors—Corporate Governance” area. The Audit Committee Charter also appears as Appendix I.

Compensation of Directors

CenterPoint Energy employees receive no extra pay for serving as directors. Through May 2004, each non-employee director received an annual retainer of $30,000, a fee of $1,200 for each Board and committee meeting attended and a supplemental annual retainer of $4,000 for serving as a committee chairman. Effective as of June 3, 2004, the annual retainer fee was increased to $50,000, the fee for each Board and committee meeting attended was increased to $1,500 and the supplemental annual retainer for service as a committee chairman was increased to $7,500 for the Audit Committee and $5,000 for other Board committees. Acting on the recommendation of the Governance Committee, the Board of Directors approved an increase effective as of June 2, 2005 in the supplemental annual retainer for the Chairman of the Audit Committee from $7,500 to $10,000 and the fee for each Audit Committee meeting attended from $1,500 to $2,000.

Each non-employee director also receives an annual grant of up to 5,000 shares of CenterPoint Energy common stock which vest in one-third increments on the first, second and third anniversaries of the grant date. Full vesting of such shares is provided in the event of the director’s death or upon a change of control (defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements” on page 14). If a director’s service on the Board is terminated for any reason other than due to death or change of control, all rights to the unvested portion of the director’s grant is forfeited as of the termination date. Upon the initial nomination to the Board, in addition to the annual grant, a non-employee director may be granted a one-time grant of up to but not exceeding 5,000 shares of CenterPoint Energy common stock which are subject to the same vesting schedule outlined above. During 2004, each director received an award of 3,000 shares of common stock under the Amended and Restated Stock Plan for Outside Directors.

Through September 2004, the Chairman received the compensation payable to other non-employee directors plus a supplemental monthly retainer of $25,000. In addition, in connection with his assuming the position of Chairman, Mr. Carroll was granted 10,000 shares of CenterPoint Energy common stock in November 2002 and 10,000 shares of common stock in October 2003. Beginning October 2004, the supplemental monthly retainer paid to the Chairman was increased to $30,000. In addition, in connection with his agreement to continue to serve in the position of Chairman through May 2007, Mr. Carroll was granted 20,000 shares of CenterPoint Energy common stock in November 2004 and will receive another 20,000 shares of common stock in each of October 2005 and 2006.

Since 1985, CenterPoint Energy and its predecessors have had in effect deferred compensation plans that permit directors to elect each year to defer all or part of their annual retainer and meeting fees other than Mr. Carroll’s supplemental monthly retainer for service as Chairman. Directors participating in these plans may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral up to the year in which they reach age 70, (ii) a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later, or (iii) 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later. Interest accrues on deferrals made in 1989 and subsequent years at a rate equal to the average annual yield of the Moody’s Long-Term Corporate Bond Index plus 2%. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988, as a result of then-higher prevailing rates and other factors.

Non-employee directors elected to the Board before 2004 participate in a director benefits plan under which a director who serves at least one full year will receive an annual cash amount equal to the annual retainer (excluding any supplemental retainer) in effect when the director terminates service. Benefits under this plan begin the January following the later of the director’s termination of service or attainment of age 65, for a period equal to the number of full years of service of the director (which, in the case of Mr. Crosswell, includes his service on the board of directors of NorAm Energy Corp.). The increase in the annual retainer fee from $30,000 to $50,000 in 2004 had the effect of increasing the directors’ benefits under the provisions of this plan based on their current length of service on the Board by the following amounts: Mr. Carroll, $240,000; Mr. Cater, $420,000; Mr. Cody, $20,000; Mr. Crosswell, $360,000; Mr. Madison, $20,000; and Mr. Shannon, $20,000. Directors elected to the Board after 2003 may not participate in this plan.

Non-employee directors who were elected to the Board before 2001 participate in CenterPoint Energy’s executive life insurance plan described under “Retirement Plans, Related Benefits and Other Arrangements” on page 14. This plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director’s annual retainer, excluding any supplemental retainer, with coverage continuing after the director’s termination of service at age 65 or later. The increase in the annual retainer fee from $30,000 to $50,000 in 2004 had no immediate effect on the death benefit under the provisions of this plan because increases in the death benefit under the plan are limited to $5,000 every five years. The death benefit for the current eligible directors remains at $180,000. The annual premiums due on the policies are payable solely by CenterPoint Energy, and in accordance with the Internal Revenue Code, the directors must recognize imputed income which is currently based upon the insurer’s one-year term rates. The plan also provides for CenterPoint Energy to gross-up the director’s compensation to cover the director’s after-tax cost of this imputed income. Upon the death of the insured, the director’s beneficiaries will receive the specified death benefit, and CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of such death benefit. The executive life insurance plan is designed so that the proceeds CenterPoint Energy ultimately receives are sufficient to cover the cumulative premiums paid and the after-tax cost to CenterPoint Energy of the gross-up payments. Directors elected to the Board after 2000 may not participate in this plan.

Stock Ownership

The following table shows stock ownership of known beneficial owners of more than 5% of CenterPoint Energy’s common stock, each director or nominee for director, the Chief Executive Officer, the other most highly compensated executive officers, and the executive officers and directors as a group. Except as otherwise indicated, information for the executive officers, directors and nominees is given as of March 1, 2005. The directors and officers, individually and as a group, beneficially own less than 1% of CenterPoint Energy’s outstanding common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act, and except as otherwise indicated the respective holders have sole voting and investment powers over such shares.

Name	Number of Shares of CenterPoint Energy Common Stock
Northern Trust Corporation 50 South LaSalle Street Chicago, Illinois 60675	31,056,595	(1)

Barrow, Hanley, Mewhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, Texas 75204	29,489,548	(2)

Vanguard Windsor Funds—Vanguard Windsor II Fund 100 Vanguard Blvd. Malvern, Pennsylvania 19355	22,781,700	(3)

Barclays Global Investors, NA. 45 Fremont Street San Francisco, California 94105	16,178,557	(4)

Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, Massachusetts 02109	152,155	(5)

Donald R. Campbell	10,000	(6)
Milton Carroll	46,000
John T. Cater	11,000
Derrill Cody	11,000
O. Holcombe Crosswell	12,595
Byron R. Kelley	21,239	(7)(8)
Janiece M. Longoria	4,000	(6)
Thomas F. Madison	3,500
David M. McClanahan	823,725	(7)(8)
Robert T. O’Connell	2,000
Scott E. Rozzell	325,591	(7)(8)
Stephen C. Schaeffer	430,840	(7)(8)
Michael E. Shannon	3,000
Thomas R. Standish	206,296	(7)(8)(9)
Peter S. Wareing	10,000	(6)
Gary L. Whitlock	181,203	(7)(8)
All of the above officers and directors and other executive officers as a group (17 persons)	2,263,527	(7)(8)

(1)

This information is as of December 31, 2004 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on March 23, 2005 by Northern Trust Corporation and certain of its subsidiaries. This represents 10.09% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 1,845,225 shares of common stock, shared voting power for 29,149,851 shares of common stock, sole dispositive power for 3,251,195 shares of common stock and shared dispositive power for 12,399 shares of common stock. CenterPoint Energy understands that the shares reported include 27,565,537 shares of common stock held as trustee of CenterPoint Energy’s savings plan which provides for pass-through voting by plan participants.

(2)	This information is as of December 31, 2004 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2005 by Barrow, Hanley, Mewhinney & Strauss, Inc. This represents 9.58% of the outstanding common stock of CenterPoint Energy. The 13G reports sole voting power for 2,495,848 shares of common stock, shared voting power for 26,993,700 shares of common stock and sole dispositive power for 29,489,548 shares of common stock.
(3)	This information is as of December 31, 2004 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2005 by Vanguard Windsor Funds—Vanguard Windsor II Fund. This represents 7.40% of the outstanding common stock of CenterPoint Energy. The 13G/A reports sole voting power and shared dispositive power for 22,781,700 shares of common stock.
(4)	This information is as of December 31, 2004 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2005 by Barclays Global Investors, NA. on behalf of itself, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and HYMF Limited. This represents 5.21% of the outstanding common stock of CenterPoint Energy. The 13G/A reports that the reporting entities, taken as a whole, had sole voting power for 14,695,817 shares of common stock and sole dispositive power for 16,178,557 shares of common stock.
(5)	This information is as of December 31, 2004 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2005 by Putnam, LLC, d/b/a Putnam Investments, on behalf of itself, Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. This represents less than 5% of the outstanding common stock of CenterPoint Energy. The 13G/A reports that Putnam Investment Management, LLC holds shared dispositive power for 152,155 shares of common stock and that each of The Putnam Advisory Company, LLC and Putnam, LLC holds shared voting power for 77,203 shares of common stock and shared dispositive power for 152,155 shares of common stock.
(6)	Acquired subsequent to March 1, 2005.
(7)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days as follows: Mr. McClanahan, 657,406 shares; Mr. Rozzell, 261,201 shares; Mr. Whitlock, 141,918 shares; Mr. Kelley, 18,982 shares; Mr. Standish, 151,394 shares; Mr. Schaeffer, 296,406 shares; and the group, 1,638,723 shares.
(8)	Includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).
(9)	Includes shares held by spouse.

Executive Compensation Tables

These tables show compensation information for the Chief Executive Officer, the four other most highly compensated executive officers who continued to serve as executive officers as of December 31, 2004 and one executive officer who retired during 2004.

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation			Long Term Compensation			All Other Compensation(5)
					Awards		Payouts
Name and Principal Position		Salary(1)	Bonus(1)	Other Annual Compensation	Restricted Stock Awards(2)	Securities Underlying Options(3)	LTIP Payouts(4)
David M. McClanahan	2004	$781,250	$738,281	$1,629	$356,644	106,100	$638,342	$98,549
President and Chief	2003	687,500	773,437	1,985	348,840	103,900	962,013	129,306
Executive Officer	2002	575,000	646,875	1,074	—	191,700	50,358	111,399

Scott E. Rozzell(6)	2004	387,500	263,984	717	124,716	37,100	259,605	85,670
Executive Vice President,	2003	376,000	282,000	1,653	147,060	43,900	406,110	111,020
General Counsel and	2002	360,500	270,375	680	—	77,800	—	92,669
Corporate Secretary

Gary L. Whitlock(7)	2004	382,750	267,160	717	118,152	35,200	240,048	32,651
Executive Vice President and	2003	355,000	290,000	620	136,230	40,600	—	53,550
Chief Financial Officer	2002	334,000	250,500	48,607	—	72,200	—	37,946

Byron R. Kelley(8)	2004	290,000	202,536	—	85,332	25,500	—	19,127
Senior Vice President	2003	182,348	120,000	—	103,562	31,446	—	13,139
and Group President and
Chief Operating Officer,
CenterPoint Energy Pipelines
and Field Services

Thomas R. Standish	2004	299,500	178,885	524	83,144	24,800	170,703	29,540
Senior Vice President and Group	2003	279,250	200,000	1,367	97,470	29,100	267,131	39,803
President and Chief Operating	2002	264,750	177,510	466	—	51,000	33,502	33,966
Officer, CenterPoint Energy Houston Electric, LLC

Stephen C. Schaeffer(9)	2004	356,408	164,166	748	111,588	33,200	393,099	22,385
Executive Vice President	2003	336,250	252,188	625	131,100	39,200	495,672	56,091
and Group President,	2002	322,500	241,875	653	—	70,000	92,227	46,893
Gas Distribution and Sales

(1)	The amounts shown include salary and bonus earned as well as earned but deferred.
(2)	Restricted stock awards are valued at the closing market price on the date of the grant. The awards vest three years following the date of grant. Dividends accrue on the awards from the date of grant. Performance-based stock awards are reported as a component of LTIP payouts when paid.
As of December 31, 2004, the aggregate holdings of unvested shares of common stock of CenterPoint Energy, including performance-based stock, assuming the attainment of performance goals at the maximum level, were as follows: Mr. McClanahan, 257,281 shares ($2,907,280); Mr. Rozzell, 101,121 shares ($1,142,670); Mr. Whitlock 94,444 shares ($1,067,215); Mr. Kelley, 57,339 shares ($647,932) and Mr. Standish, 67,607 shares ($763,955). Upon his retirement on December 1, 2004, Mr. Schaeffer vested in all his shares on a pro rata basis.
(3)	Securities underlying options are shares of CenterPoint Energy common stock.
(4)	Amounts shown represent the dollar value of CenterPoint Energy common stock paid out in the following year based on the achievement of performance goals for the cycle ending in the current year plus dividend equivalent accruals during the performance period.
Under the provisions of the CenterPoint Energy Long-Term Incentive Plan, upon retirement at the age of 55 or older and with five years of service, the number of performance-based stock/units awarded is allocated based on the total days lapsed in the award cycle as of the last date of employment divided by the total number of days in the award cycle. The performance-based stock/units are distributed at the target level of performance as soon as possible after such termination. Accordingly, upon Mr. Schaeffer’s retirement on December 1, 2004, all of his outstanding performance-based stock/units were distributed based on a pro rata allocation.

In connection with the 2002 spin-off of a former subsidiary, all outstanding performance-based stock for the performance cycle ending in 2002 were converted to restricted shares of CenterPoint Energy common stock at the maximum level of performance with the exception of those awarded to Mr. McClanahan and certain other former officers of CenterPoint Energy. Mr. McClanahan’s awards were 56.25% of target, which reflected actual performance. All such shares vested if the officer holding the restricted shares remained employed with CenterPoint Energy through December 31, 2002.

(5)	2004 amounts include: (a) matching contributions to the savings plan and accruals under the related savings restoration plan, as follows: Mr. McClanahan, $69,961; Mr. Rozzell, $30,127; Mr. Whitlock, $30,274; Mr. Kelley, $18,450; Mr. Standish, $21,352 and Mr. Schaeffer, $9,225; (b) the term portion of the premiums paid under the executive life insurance plan, as follows: Mr. McClanahan, $2,672; Mr. Rozzell, $1,303; Mr. Whitlock, $1,303; Mr. Standish, $952; and Mr. Schaeffer, $1,358; (c) accrued interest on deferred compensation that exceeds 120% of the applicable federal long-term rate, as follows: Mr. McClanahan, $23,854; Mr. Whitlock, $136; Mr. Standish $6,532; and Mr. Schaeffer, $11,023; and (d) flexible benefit credits provided for life insurance exceeding the company-provided amount of $50,000, as follows: Mr. McClanahan, $2,062; Mr. Rozzell, $952; Mr. Whitlock, $938; Mr. Kelley, $677; Mr. Standish, $704; and Mr. Schaeffer, $797.
(6)	CenterPoint Energy extended a loan to Mr. Rozzell in the amount of $250,000 in connection with his initial employment in March 2001. In accordance with the loan agreement, the loan bears interest at a rate of 8% and principal and interest are to be forgiven in semi-monthly installments through March 15, 2006 so long as Mr. Rozzell remains employed by CenterPoint Energy or one of its subsidiaries as of each relevant anniversary of his employment date. The maximum principal amount of the loan outstanding during 2004 was $110,417. As of March 31, 2005, the principal amount of the loan outstanding was $47,917. The amount of loan and interest forgiveness of $53,288 for 2004 is included in the “All Other Compensation” column.
(7)	The amounts shown in the “Other Annual Compensation” column include tax reimbursement payments to Mr. Whitlock during 2002 in connection with his initial employment.
(8)	Mr. Kelley was not employed with CenterPoint Energy prior to May 15, 2003.
(9)	Mr. Schaeffer served as our Executive Vice President and Group President, Gas Distribution and Sales until his retirement on December 1, 2004.

CENTERPOINT ENERGY OPTION GRANTS IN 2004

Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees	Exercise Price	Expiration Date	Grant Date Present Value(2)
David M. McClanahan	106,100	5.23%	$10.92	3/2/2014	$197,346
Scott E. Rozzell	37,100	1.83%	10.92	3/2/2014	69,006
Gary L. Whitlock	35,200	1.74%	10.92	3/2/2014	65,472
Byron R. Kelley	25,500	1.26%	10.92	3/2/2014	47,430
Thomas R. Standish	24,800	1.22%	10.92	3/2/2014	46,128
Stephen C. Schaeffer	33,200	1.64%	10.92	3/2/2014	61,752

(1)	Option grants vest in one-third increments per year from the date of grant (so long as the officer remains an employee of CenterPoint Energy). All options would immediately vest upon retirement at the age of 55 or older with five years of service and upon a change of control (defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements” on page 14).
(2)	Grant date present value is calculated using a Black-Scholes option pricing model assuming a five-year term, volatility of 27.23%, the current annual dividend of $.40 per share and a risk-free interest rate of 3.02%. Actual gains, if any, will depend on future performance of the common stock.

CENTERPOINT ENERGY FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(2)
Name(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
David M. McClanahan	524,948	243,160	$855,259	$761,992
Scott E. Rozzell	206,688	93,881	350,365	313,528
Gary L. Whitlock	91,119	87,800	324,880	290,722
Byron R. Kelley	10,482	46,464	33,700	77,089
Thomas R. Standish	115,393	62,235	230,286	206,918
Stephen C. Schaeffer	296,406	—	595,570	—

(1)	None of the named executive officers exercised any options in 2004.
(2)	Based on the year-end closing price of the common stock of CenterPoint Energy on the New York Stock Exchange Composite Tape on December 31, 2004.

CENTERPOINT ENERGY LONG-TERM INCENTIVE PLAN—AWARDS IN 2004(1)

	Number of Units	Performance Period Until Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans(2)
Name			Threshold Value of Units	Target Value of Units	Maximum Value of Units
David M. McClanahan	5,400	12/31/2006	$270,000	$540,000	$810,000
Scott E. Rozzell	1,900	12/31/2006	95,000	190,000	285,000
Gary L. Whitlock	1,800	12/31/2006	90,000	180,000	270,000
Byron R. Kelley	1,300	12/31/2006	65,000	130,000	195,000
Thomas R. Standish	1,300	12/31/2006	65,000	130,000	195,000
Stephen C. Schaeffer	1,700	12/31/2006	85,000	170,000	255,000

(1)	Amounts shown are potential payouts of awards in cash, common stock or a combination thereof under CenterPoint Energy’s Long-Term Incentive Plan. These awards have a three-year performance cycle. Payouts will be based on a total shareholder return measure as compared to the S&P Utility Index. If a change of control occurs (as defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements” on page 14), such amounts will be paid in cash at the maximum level, without regard to the achievement of performance goals.
(2)	The table does not reflect dividend equivalent accruals during the performance period.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about CenterPoint Energy’s common stock that may be issued under our existing equity compensation plans as of December 31, 2004.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	18,331,916	(3)	$15.37	5,648,376	(4)
Equity compensation plans not approved by security holders(5)	265,663	(5)	18.18	—

Total	18,597,579		$15.42	5,648,376

(1)	The weighted average exercise price applies to outstanding options, without taking into account performance units and performance shares which do not have an exercise price.
(2)	Plans approved by shareholders consist of the 1989 and 1994 Long-Term Incentive Compensation Plans, the Long-Term Incentive Plan and the Amended and Restated Stock Plan for Outside Directors. No future grants may be made under the 1989 and 1994 Long-Term Incentive Compensation Plans.
(3)	Includes, in addition to shares underlying options, an aggregate of 1,168,513 shares issuable upon settlement of outstanding grants of performance shares (assuming maximum performance is achieved) and 493,805 shares issuable upon settlement of outstanding performance units, assuming maximum performance and assuming 100% of the payment of outstanding performance units is made in shares based on the closing price of the common stock on December 31, 2004. Does not include 4,255 shares subject to issuance upon exercise of options, having an average exercise price of $6.71 per share, assumed in the 1997 merger in which NorAm Energy Corp. was acquired.
(4)	The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock awards, performance units and performance shares. The shares remaining available for issuance may be used for any of these types of awards, except that the Amended and Restated Stock Plan for Outside Directors provides only for awards of common stock.
(5)	Plans not approved by shareholders consist of the Common Stock Participation Plan for Designated New Employees and Non-Officer Employees. Outstanding awards under the Common Stock Participation Plan, in which participation is limited to new employees and existing employees who are not officers of CenterPoint Energy, consist of stock options covering 265,663 shares of common stock which generally vest in equal annual increments over three years from the grant date. No future grants may be made under the Common Stock Participation Plan.

Retirement Plans, Related Benefits and Other Arrangements

Retirement benefits for our named executive officers are determined under our retirement plan and benefit restoration plan formulas, either as currently in effect or as they existed prior to January 1, 1999, depending on the named executive officer’s employment date. For employees hired prior to January 1, 1999, the retirement plan and benefit restoration plan accrue benefits based on a participant’s years of service, final average pay and covered compensation (final average pay formula). Final average pay means the highest compensation for 36 consecutive months out of the 120 consecutive months immediately preceding retirement, based solely on base salary and, for purposes of the benefit restoration plan, short term incentive compensation amounts. Changes in base salary and/or short term incentive compensation affect benefits payable under these plans. For purposes of the table below, final average pay is frozen as of December 31, 2008 pursuant to the terms of the plans. Retirement benefits for persons who were employees as of December 31, 1998 are based on the prior plan grandfather benefit, which is the higher of (a) the benefit calculated under the final average pay formula or (b) the cash balance formula explained below. Messrs. McClanahan, Standish and Schaeffer are eligible for the prior plan grandfather benefit. Since it is anticipated that under the prior plan grandfather benefit, the final average pay formula will provide the higher benefit, the benefits reflected in the table below are based on the final average pay formula. Mr. McClanahan’s, Mr. Standish’s and Mr. Schaeffer’s benefits are not expected to exceed the amounts reflected in the table as of their age 65 normal retirement. Mr. McClanahan had 30 years of credited benefit service under the retirement plan as of December 31, 2004, Mr. Standish had 23 years and Mr. Schaeffer had 35 years. In some circumstances, Mr. McClanahan is entitled to up to three additional years of credited benefit service under a supplemental agreement.

PENSION PLAN TABLE

Final Average Annual Compensation At Age 65	Estimated Annual Pension Based on Years of Service(1)
	30	35 or more
$450,000	$255,472	$298,051
500,000	284,572	332,001
750,000	430,072	501,751
1,000,000	575,572	671,501
1,250,000	721,072	841,251
1,500,000	866,572	1,011,001
1,750,000	1,012,072	1,180,751
2,000,000	1,157,572	1,350,501

(1)	Amounts are determined on a single-life annuity basis and are not subject to any deduction for Social Security or other offsetting amounts. The qualified retirement plan limits compensation and benefits in accordance with provisions of the Internal Revenue Code. Retirement benefits based on compensation above the qualified plan limit or in excess of the limit on annual benefits are provided through the benefit restoration plan.

For employees hired on or after January 1, 1999, the retirement plan and benefit restoration plan provide for benefit accruals based on a cash balance formula. Under the cash balance formula, participants accumulate a retirement benefit based upon four percent of eligible earnings (which is primarily base salary and short term incentive compensation) credited as of the end of the calendar year. Changes in base salary and/or short term incentive compensation affect benefits payable under this plan. Interest accrues in the current year at the “applicable interest rate” prescribed under the Internal Revenue Code from the previous November based upon the account balance as of the end of the previous year. An additional annual credit ranging from one percent to four percent of eligible earnings is generally available through December 31, 2008 for individuals who were age 40 and had at least ten years of vesting service as of December 31, 1998. Messrs. McClanahan, Standish and Schaeffer are eligible to receive these additional credits as follows: Mr. McClanahan: 4%; Mr. Standish: 2%; and Mr. Schaeffer: 4%. Messrs. Rozzell, Whitlock and Kelley were first employed after January 1, 1999 and thus their benefits are based solely on the cash balance formula. They will be fully vested after five years of service with the Company as of the following dates: Mr. Rozzell: March 1, 2006; Mr. Whitlock: July 23, 2006 and Mr. Kelley: May 15, 2008. The estimated annual benefits payable as of their age 65 normal retirement are $42,168 for Mr. Rozzell; $42,669 for Mr. Whitlock; and $17,101 for Mr. Kelley.

The executive officers are eligible to accrue credits toward postretirement health and welfare benefits in the same manner as all other employees. The Company maintains a bookkeeping account for each individual with dollar credits corresponding to years of service, including interest at the “applicable interest rate” prescribed under the Internal Revenue Code. The current annual credit is $750 per year. In addition to the annual credit, certain transition credits, which range from $150 per year to $600 per year, were available to those that were at least age 40 with at least ten years of vesting service as of December 31, 1998. Mr. McClanahan receives (and Mr. Schaeffer received until his retirement) these transition credits in the amount of $600. Mr. Standish receives $300 of transition credits. Upon retirement at or after age 55 with at least five years of service after age 50, the credit amounts may be used to offset the cost of Company-sponsored medical and/or dental coverage during retirement. Credits are forfeited if the employee does not elect coverage under a Company sponsored medical and/or dental plan or if such plans are no longer offered by the Company.

All employees are eligible to participate in the Company’s savings plan and savings restoration plan. Base salary and short term incentive compensation are included as eligible plan compensation under the provisions of these plans. Participants may contribute up to 16 percent, on a pre-tax or after-tax basis, of their plan eligible compensation up to certain Internal Revenue Code limits, and the Company matches 75% of the first six percent contributed by employees on a payroll period basis. The Company may make an additional discretionary match of up to 50% of the first six percent contributed in the prior year, which is referred to as the discretionary match. A participant must contribute a minimum of six percent of all eligible compensation to the savings plan during the entire calendar year to be eligible to participate in the savings restoration plan. Once certain Internal Revenue Code limits are reached in the savings plan, the Company match is placed in the savings restoration plan. Participants age 50 and above may make additional pre-tax contributions to the savings plan over the Internal Revenue Code pre-tax contribution limit, or its 16% contribution limit, in accordance with the IRS “catch up” limit which was $3,000 in 2004. Company contributions to both plans for the named executive officers are disclosed in the “All Other Compensation” column of the Summary Compensation Table.

The executive officers participate in other health and welfare benefits plans and share in the costs of such plans in the same manner as all other employees, except that they do not participate in the Company’s vacation policy that permits buying and selling vacation hours.

CenterPoint Energy maintains an executive benefits plan that provides salary continuation, disability and death benefits to certain key officers of CenterPoint Energy and its subsidiaries. Messrs. McClanahan and Standish participate in this plan pursuant to individual agreements that generally provide for (a) a salary continuation benefit of 100% of the officer’s current salary for 12 months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and (b) if the officer retires after attainment of age 65, an annual postretirement death benefit of 50% of the officer’s preretirement annual salary payable for six years. Changes in base salary affect benefits payable under this plan. If the participant leaves the Company prior to reaching age 65, all plan benefits are forfeited. Coverage under this plan has not been provided to persons attaining executive officer status after July 1, 1996.

CenterPoint Energy has an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for designated officers. This plan provides endorsement split-dollar life insurance, with coverage continuing after the officer’s termination of service at age 65 or later. If the participant leaves after age 55 and prior to age 65, benefits under the plan will cease unless the Compensation Committee elects, in its sole discretion, to continue the coverage. Upon Mr. Schaeffer’s retirement, the Committee elected to continue his coverage. The death benefit coverage for each participating CenterPoint Energy officer varies in proportion to the officer’s current salary. The named executive officers other than Mr. Kelley have single-life coverage equal to two times current salary. Changes in base salary affect the specified face amount of the policy accordingly. The annual premiums due on the policies are payable solely by CenterPoint Energy. In accordance with the Internal Revenue Code, the officers must recognize imputed income currently based upon the insurer’s one-year term rates. The plan also provides for CenterPoint Energy to gross-up the officer’s compensation to cover the officer’s after-tax cost of this imputed income. The imputed income for the named executive officers is shown in the footnote to the Summary Compensation Table under the “All Other Compensation” column. The paid tax gross-up is shown in the “Other Annual Compensation” column of the Summary Compensation Table. Upon the death of the insured, the officer’s beneficiaries will receive the specified death benefit, and CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of such death benefit. The intent of the design of the executive life insurance plan is that the proceeds CenterPoint Energy receives will be (but are not required to be) sufficient to cover the cumulative premiums paid and the after-tax cost to CenterPoint Energy of the gross-up payments. Officers hired after 2001 may not participate in this plan.

Since 1985, CenterPoint Energy and its predecessors have had in effect deferred compensation plans that permit eligible participants to elect each year to currently defer a percentage of that year’s salary and up to 100% of that year’s short term incentive compensation. In addition to salary and short term incentive deferrals, eligible participants can also commence deferrals into the plan once they reach the qualified savings plan compensation limit or the defined contribution annual addition limit under the Internal Revenue Code. Interest generally accrues on deferrals made in 1989 and subsequent years at a rate equal to the average annual yield of the Moody’s Long-Term Corporate Bond Index plus 2%. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988, as a result of then-higher prevailing rates and other factors. Current accruals of the above-market portion of the interest on deferred compensation amounts are included in the “All Other Compensation” column of the Summary Compensation Table. Participants in the current plan may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral; (ii) a lump sum distribution; or (iii) 15 annual installments. If a participant terminates employment prior to age 55, a lump-sum distribution of his deferral amount plus interest, calculated using the Moody’s rate and excluding the additional two percentage points, will be made regardless of his form of election. If a participant retires between age 55 and 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections in either (i) a lump-sum payment in the January after his retirement or (ii) 15 annual installments commencing upon retirement. If a participant retires after age 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections after he reaches age 65. For purposes of the prior deferred compensation plan, distribution payments generally follow the same procedures described above for 15 annual installments; however, the fixed interest rate established at the time of deferral is used. During the 2004 plan year, Mr. Standish elected to participate in the current plan and deferred a portion of his short term incentive compensation earned in the prior year. If the named executive officers had terminated their employment on December 31, 2004, payments from the deferred compensation plans would have been made as follows: Mr. McClanahan: annual installments of $125,224 for 15 years; Mr. Whitlock: lump sum retirement distribution of $7,170; and Mr. Standish: annual installments of $29,535 for 15 years. Mr. Schaeffer commenced payments under the plan as a result of his retirement. Annual installments of $17,149 per year for 15 years began in December 2004, and lump sum retirement distributions totaling $301,122 were paid in early 2005.

CenterPoint Energy maintains a trust agreement with an independent trustee establishing a “rabbi trust” for the purpose of funding benefits payable to participants (including each of its named executive officers) under CenterPoint Energy’s deferred compensation plans, executive incentive compensation plans, benefit restoration plan and savings restoration plan, also referred to as the “Designated Plans.” The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the Designated Plans or when required by CenterPoint Energy’s Benefits Committee. The Benefits Committee consists of officers of CenterPoint Energy designated by the Board of Directors and has general responsibility for funding decisions, selection of investment managers for CenterPoint Energy’s retirement plan and other administrative matters in connection with other employee benefit plans of CenterPoint Energy. If there is a change of control (defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements” on page 14), the grantor trust must be fully funded, within 15 days following the change of control, with an amount equal to the entire benefit to which each participant would be entitled under the Designated Plans as of the date of the change of control (calculated on the basis of the present value of the projected future benefits payable under the Designated Plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries, but remain subject to claims of general creditors under applicable state and federal law.

In December 2003, the company entered into severance agreements with certain executive officers, including the named executive officers. The severance agreements, effective January 1, 2004, provide for the payment of certain benefits in the event of a covered termination of employment occurring after the execution of a binding agreement to effect a change of control or within three years (two years for Messrs. Kelley and Standish) after the date of a change of control. A change of control will be deemed to occur under the severance agreement if:

•	any person or group becomes the direct or indirect beneficial owner of 30% or more of CenterPoint Energy’s outstanding voting securities, unless acquired directly from CenterPoint Energy;

•	a majority of the Board members changes;

•	there is a merger or consolidation of, or involving, CenterPoint Energy (a “transaction”) unless:
•	more than 70% of the surviving corporation’s outstanding voting securities is owned by former shareholders of CenterPoint Energy,
•	if the transaction involves CenterPoint Energy’s acquisition of another entity, the total fair market value of the consideration plus long-term debt of the entity or business being acquired does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt,
•	no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction, and
•	a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of the Board immediately prior to consummation of the transaction; or

•	there is a sale or disposition of 70% or more of CenterPoint Energy’s assets (an “asset sale”) unless:
•	individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity), and
•	a majority of the members of Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were members of the Board immediately prior to the asset sale.

Under these severance agreements, a covered termination occurs if the officer’s employment is terminated for reasons other than death, disability as defined in the Company’s long-term disability plan, termination on or after age 65, involuntary termination for Cause (as defined), or resignation of the officer unless such resignation is due to (a) a failure to maintain the officer in his position or a substantially equivalent position; (b) a significant adverse change in the authorities, powers, functions, responsibilities or duties held; (c) a reduction in the officer’s base salary; (d) a significant reduction in the officer’s qualified, nonqualified and welfare benefits; (e) a reduction in the officer’s overall compensation; (f) a change in the location of the officer’s principal place of employment by more than 50 miles; or (g) a failure to provide directors and officers liability insurance covering the officer. An officer experiencing a covered termination of employment will be entitled to a lump-sum payment of three times the sum of the officer’s base salary plus target short term incentive plan compensation (two times for Messrs. Kelley and Standish), as well as certain welfare benefits for a period of three years (two years for Messrs. Kelley and Standish). Three years of service and age (two years for Messrs. Kelley and Standish) will be added for benefit purposes under the retirement plan. The severance agreements also provide for a pro rata distribution of the short term incentive plan compensation for the current plan year, as well as continued coverage under the Company’s executive life insurance plan, if applicable. In addition, the agreements provide for career transition placement services, the reimbursement of legal fees incurred related to the severance, financial planning fees under the Company’s program for a period of up to the earlier of (a) six months or (b) when the maximum reimbursement amount has been reached and a tax gross-up payment to cover any excise taxes, interest and penalties that may be assessed on the officer as a result of the severance payment. If a covered termination occurred under the terms of the severance agreements as of December 31, 2004, the following estimated payments would have been made to the named executive officers: Mr. McClanahan: $4.2 million; Mr. Rozzell: $1.8 million; Mr. Whitlock: $1.8 million; Mr. Kelley: $0.9 million; and Mr. Standish: $0.9 million. The value of benefits provided if a covered termination occurred as of December 31, 2004 would have been as follows: Mr. McClanahan: $1.6 million; Mr. Rozzell: $0.2 million; Mr. Whitlock: $0.2 million; Mr. Kelley: $0.1 million; and Mr. Standish: $0.3 million. The term of the severance agreements is three years, with an “evergreen” provision under which, at the election of the Board of Directors, the term may be extended for an additional year on an annual basis. The current severance agreements expire December 31, 2006 because the Board did not extend the term in 2004.

Recently enacted Internal Revenue Code Section 409A made significant changes in the taxation of nonqualified deferred compensation. Noncompliance with Section 409A can result in accelerated taxation and a 20% penalty on deferred compensation for employees. We are currently analyzing the impact of Section 409A on our plans and agreements that provide for nonqualified deferred compensation and may be required to amend our plans and agreements to comply with the new law.

Report of the Compensation Committee

Compensation Policy

It is CenterPoint Energy’s policy to provide executive compensation programs that permit it to recruit talent on a national basis, remain competitive with its peer group, align executive pay with corporate performance and encourage equity ownership.

Role of Consulting Firm

The Company retains a consulting firm to review the competitiveness of its base pay, short term incentive and long-term incentive levels. The consultant analyzed and compared each senior management position’s responsibility and job title in order to acquire market data for base salary and total cash compensation, long-term incentives and total direct compensation. Total cash compensation is defined as base salary plus short term incentive payments. Total direct compensation is defined as total cash compensation plus long term incentive payments. Comparative data was gathered from proxy statements and published salary surveys.

Selecting the Peer Group for Compensation Purposes

The Company and the consultant jointly selected a peer group of utility companies that derive at least 80% of their revenues from regulated operations. The group includes 12 publicly traded companies comparable in size to the Company. The companies included in this industry peer group are not identical to the companies referred to in the Stock Performance Graph on page 25, because the Company believes its most direct competitors for executive talent are not limited to the companies included in the Performance Graph.

Review of Proxy Statements

For 2004, the positions of Messrs. McClanahan, Rozzell, Whitlock and Schaeffer were matched to ranges of compensation for those positions based on proxy statement data for peer group companies. Base salary, short term incentive compensation, total cash compensation, long-term incentive compensation and total direct compensation data were obtained from the most recent proxies of the industry peer group. In conducting the analysis, the consultant quantified compensation for restricted stock, performance-based shares or units, stock appreciation rights and stock options. The consultant valued stock options using the Black-Scholes model, and all other long-term incentives were valued at either the target level using current market prices or at the amounts disclosed in the Summary Compensation Table.

To help mitigate the effect of a few large or small grants skewing the data, the consultant used a three-year average of short term incentive compensation and long-term incentives. Only current salaries were used for comparisons. All proxy statement data was updated to April 1, 2004 using an annualized trending factor of 3.7%.

Review of Published Salary Surveys

Compensation data was also obtained from published industry-specific and general industry survey sources and was updated to April 1, 2004 using an annualized trending factor of 3.7%. Matches to the market were evaluated to reflect the job scope and type of responsibility. The consultant used the Company’s revenue assumption of $9 billion when comparing to survey results. Actual revenue for 2004 was $8.5 billion.

Both the proxy and survey data represent the national average for the position. Generally, geographical differences are not applicable to executive positions since companies recruit and compete for executive talent on a national basis.

The consultant calculated the Company’s ratio to the market, compensation mix and incentive compensation multiples. Compensation mix is the portion of the total compensation dollars related to each of the three components: base salary, short term incentives and long-term incentives.

Compensation Philosophy

The Company generally considers that the objectives of its pay philosophy are best served when each element of total compensation for its executives approximates the 50th percentile of the market represented by the companies included in the review. Using this philosophy and the information from the consultant, the Compensation Committee reviewed and approved adjustments to base pay and individual compensation targets. In establishing individual compensation targets, the Committee considered the data provided by the consultant, the level and nature of responsibility, experience and the Committee’s own subjective assessment of the performance of the executive. In making these determinations, the Committee also took into account the Chief Executive Officer’s evaluations of the performance of other executive officers.

The Compensation Committee also periodically evaluates its executive compensation programs in light of Section 162(m) of the Internal Revenue Code. This section generally disallows the deductibility of compensation in excess of $1 million for certain executive officers, but excludes from the limitation certain qualifying performance-based compensation. The Company intends to structure its compensation programs in a manner that maximizes tax deductibility. The Compensation Committee recognizes, however, that there may be situations in which the best interests of shareholders are served by administering some elements of compensation such that they may not meet the requirements for exclusion under Internal Revenue Code Section 162(m).

Additional Compensation Consultant Review

In 2004, the Compensation Committee engaged an additional compensation consultant to review the effectiveness of the Company’s executive compensation programs and practices. This consultant reviewed executive benefit plan documents and data, reviewed the Company’s business plans and interviewed executive officers and members of this Committee. This consultant compared CenterPoint Energy’s executive compensation programs against competitive norms and considered current trends in executive plan design and administration.

Overall, this consultant found the Company’s executive compensation programs to be fundamentally sound and consistent with the market. This consultant made recommendations primarily in the areas of communication and plan administration. After review and consideration of the recommendations made by the consultant, the Company is in the process of implementing some of those recommendations.

Base Salaries

The Compensation Committee’s annual recommendations concerning each executive officer’s base salary are based on the annual review of the consultant using the proxy statement and survey data discussed above and evaluations of each executive officer’s individual performance and level of responsibility.

Short Term Incentive Plan

All employees other than certain bargaining unit employees participate in the short term incentive plan. The Compensation Committee determines the pool of funds available for payment of all awards based on the actual levels of achievement for all business units, referred to as “funding.” Each executive officer is assigned a short term incentive target based upon the market analysis performed annually by the consultant, the recommendation of the Chief Executive Officer for the other executive officers and the Committee’s assessment of internal equity. Targets for the executive officers for the 2004 plan year were 75% of eligible plan earnings for the Chief Executive Officer, 50% of eligible plan earnings for the other named executive officers and 40% for the other executive officer. Eligible plan earnings is generally defined as the actual base salary paid during the plan year, including vacation, holiday and sick time. The maximum available funding pool is 150% of target. The maximum payout for any executive officer is two times his target award, with the exception of the Chief Executive Officer.

As a threshold for any short term incentive plan payout for the 2004 plan year, the Company was required to pay out at least $.40 per share in dividends. For the executive officer group, performance criteria for funding the plan consisted of a combination of corporate, business unit and specific operational improvement goals. For the Chief Executive Officer, the performance criteria for funding the plan was exclusively core operating income, defined as operating income of the Company, excluding the effects of Texas Genco Holdings, Inc. operating income, stranded cost recovery and restructuring costs. Core operating income was weighted from 20% to 40% in the performance criteria for funding the short term incentives of the other named executive officers. The remainder of plan funding for the other named executive officers was based on business unit and specific operational improvement goals related to their respective areas of responsibility, some of which were objective and others that required subjective assessment. The other executive officer had similar short term incentive funding performance criteria.

The Committee has discretion to determine actual bonuses paid. Individual bonuses were subject to adjustment above or below the funding level as determined by the funding performance criteria, taking into account the Chief Executive Officer’s subjective assessment of individual and/or business unit performance. The bonus for the Chief Executive Officer may be decreased below the level based on actual funding achievement at the discretion of the Committee, but not increased.

As administrator of the short term incentive plan, the Compensation Committee approved the funding achievement of the 2004 short term incentive goals in February 2005. Actual bonuses earned by each of the named executive officers are disclosed in the “Bonus” column of the Summary Compensation Table included in this proxy statement. Due to Mr. Schaeffer’s retirement, his bonus was determined at the target level of achievement in accordance with the retirement provisions of the plan.

Impact of Base Salary and Short Term Incentive Compensation on Other Benefits

Base salary and short term incentive compensation are included as eligible plan compensation in the Company’s retirement plan, benefit restoration plan, savings plan and savings restoration plan. As a result, changes in base salary and/or short term incentive compensation affect benefits payable under these plans. The range of annual pensions or account balances from the retirement plan and the benefit restoration plan are disclosed in the “Retirement Plans, Related Benefits and Other Arrangements” section on page 14 of this proxy statement. Company contributions to the savings plan and savings restoration plan for the named executive officers are disclosed in the “All Other Compensation” column of the Summary Compensation Table.

In 2004, all of the executive officers were eligible to participate in the deferred compensation plan, which provides for the deferral of base salary and/or short term incentive compensation. Interest accrues on current contributions at the annual Moody’s Long-Term Corporate Bond Index plus two percentage points.

All of the executive officers, except Mr. Kelley, are covered under a single life split-dollar insurance policy under the provisions of the executive life insurance plan with a coverage amount equivalent to two times their current base salary. Changes in base salary generally affect the specified face amount of the policy accordingly. As the Company pays the annual premiums due, the executive receives imputed income based upon the coverage amount, the age of the executive and the carrier’s group term table rates. The executive is also provided a paid tax-gross up for all taxes due on the imputed income associated with the policy value so that coverage is provided at no cost to the executive. During 2004, the executive officer group received imputed income of $10,000 in total, and the Company paid premiums totaling $225,000 and tax gross-ups totaling $6,000. If the executive leaves after age 55 and prior to age 65, benefits under the plan will cease unless the Committee elects, in its sole discretion, to continue the coverage. Upon Mr. Schaeffer’s retirement, the Committee elected to continue his coverage.

Messrs. McClanahan, Standish and other executive officers participate in the executive benefits plan, which provides salary continuation benefits and supplemental retirement, death and/or disability benefits to their beneficiaries upon death. Coverage under this plan has not been provided to persons attaining executive officer status after July 1, 1996. Changes in base salary have a corresponding affect on this plan benefit. If the executive leaves the Company prior to reaching age 65, all plan benefits are forfeited. Mr. Schaeffer forfeited his benefits upon his retirement.

Long-Term Incentive Plan

The primary objective of the long-term incentive plan is to attract and retain the services of key employees and provide incentives to those employees who can contribute materially to the Company’s success and profitability.

Each executive officer is assigned a long-term incentive target based upon the market analysis performed annually by the consultant, the recommendation of the Chief Executive Officer and the Committee’s assessment of internal equity. Targets for the executive officers set in 2004 were 150% of base salary for the Chief Executive Officer, 90% - 100% of base salary for the other named executive officers and 60% for the other executive officer.

Plan grants are typically made on an annual basis in the form of one or several types: (1) nonqualified stock options; (2) performance-based shares or units; and/or (3) restricted stock. Generally, performance-based share or unit awards are granted with a three-year performance cycle, so that in any given year, each executive officer has grants under three concurrent performance cycles outstanding.

Grants Made in 2004.  As administrator of the long-term incentive plan, during 2004, the Compensation Committee approved non-qualified stock options, restricted stock and performance units for the executive officer group. These types of awards were weighted, on a grant date value basis, 20%, 30% and 50%, respectively, of each executive officer’s long-term incentive target. If the Company’s common stock price increases over the options’ exercise price, the executive officers may realize income upon exercise. The restricted stock fully vests as of March 3, 2007, which is three years from the grant date. The Committee believes that the restricted stock grant and the performance unit grant were beneficial in providing a retention element for the executive officers. The performance units were granted for the performance cycle commencing January 1, 2004 and ending December 31, 2006 at a target value of $100 per unit. Payouts, if any, for the performance units will be based on the Company’s total relative shareholder return for the three-year period compared to the companies in the S&P Utility Index peer group. At the end of the performance cycle, the following payouts will be realized if the Company places in the peer group as indicated:

Achievement Level	Payout Value per Unit	Ranking in S&P Utility Index
Threshold	$50	Top 50%
Target	100	Linear Interpolation
Maximum	150	Top 25%

Long-Term Incentive Plan Three-Year Performance Cycle Ending December 31, 2004.  In 2002, the Compensation Committee approved the grant of performance-based shares for this performance cycle. The performance goals were based upon the following criteria for executives employed by the Company:

Achievement Level	Achievement Percentage	Total Shareholder Return as Compared to Internal Peer Group, Weighted 40%	Operating Cash Flow, Weighted 60%
Threshold	50%	Top 50%	$371.8 million
Target	100%	Linear interpolation	$455.1 million
Maximum	150%	Top 20%	$542.6 million

Operating cash flow is defined as earnings before interest and taxes less capital expenditures, excluding Texas Genco Holdings, Inc. All companies in the internally-generated peer group had at least 80% of revenues from regulated operations. The Committee reviewed and approved each of the goal achievements for this performance cycle. The Company ranked 6th in the 19-company panel, which equaled a 100% achievement level on this goal. For the second goal, the Company reached a 150% achievement level of adjusted operating cash flow over the three-year period. The overall achievement for this performance cycle was 130%.

The actual values of these long-term incentive distributions, including dividend equivalents, for the named executive officers are shown in the “LTIP Payout” column of the Summary Compensation Table included in this proxy statement. After-tax shares of the Company’s common stock were distributed to the named executive officers as follows:

Executive Officer	Number of After-Tax Shares Awarded
David M. McClanahan	42,302
Scott E. Rozzell	16,957
Gary L. Whitlock	15,633
Thomas R. Standish	10,983

Because of the date his employment commenced, Mr. Kelley was not eligible to participate in this performance cycle of the Long-Term Incentive Plan. Mr. Schaeffer’s outstanding performance-based stock/units were distributed based on a pro rata allocation upon his retirement on December 1, 2004.

Stock Ownership Guidelines

The executive stock ownership guidelines are administered and interpreted by the Senior Vice President of Human Resources and Shared Services. The guidelines are determined based upon a multiple of the executive’s base salary at the time that executive becomes covered by the guidelines, or at the time of promotion to another level covered by the guidelines. The base salary multiple is then converted to a fixed number of shares using the Company’s prior 365-day average closing common stock price as reported by the New York Stock Exchange. The result is then rounded to the nearest 100 shares. The base salary multiples are four times for the Chief Executive Officer and two to three times for other executive officers based upon their individual level of responsibility and long-term incentive target.

In addition to shares owned outright, equivalent shares held in the Company’s Savings Plan, unvested restricted stock and performance-based shares or units from the Company’s Long-Term Incentive Plan and shares held in trust are counted towards the guidelines. Current executive officers are expected to reach their stock ownership guideline by December 31, 2008. Until the guideline is reached, the executive officer is expected to retain at least 50% of the after-tax shares delivered through the Company’s Long-Term Incentive Plan. Certain exclusions apply to the retention expectation, such as estate planning, gifts to charity, education and the purchase of a primary residence. Executive officers are required to verify their stock holdings on an annual basis.

Health & Welfare Benefits

The executive officers participate in the Company’s health and welfare benefit plans and share in the costs of such plans in the same manner as all other employees, except that they do not participate in the Company’s vacation policy that permits buying and selling vacation hours.

Executive Perquisites

Corporate Aircraft Usage.  The Company’s executive officers have use of a corporate aircraft for travel on business of the Company. Four times during 2004, the spouse of an executive officer accompanied the executive officer on a business trip. In such cases, an imputed income amount for spousal travel was included in the applicable executive’s taxable income.

Financial Planning Program.  The Company’s executive officers participate in a financial planning program sponsored by the Company. This program provides reimbursement of financial planning expenses such as the preparation of state and federal income tax returns, comprehensive financial plans (including monitoring), estates and wills. The maximum annual benefit for each executive officer is $5,000, with an additional one-time benefit of $5,000. Reimbursed expenses are treated as additional income to the executive, for which no tax gross-ups are provided. During 2004, the Company reimbursed a gross amount of $4,000 to the executive officer group under this program.

Compensation of the Chief Executive Officer

CenterPoint Energy’s compensation consultant prepared a report on the Chief Executive Officer’s compensation, which took into consideration CenterPoint Energy’s size and complexity and the markets in which it competes for talent. In evaluating Mr. McClanahan’s total compensation, the Compensation Committee considered his contributions to the overall success of CenterPoint Energy through his leadership and individual performance. While Mr. McClanahan’s current compensation is below the 50th percentile of the market represented by the companies included in the review, the Committee believes that Mr. McClanahan’s compensation package, in conjunction with anticipated future base pay increases, is sufficient to ensure his continuing focus on creating substantial improvements in shareholder value. During 2004, the Committee set Mr. McClanahan’s base salary at $800,000. His annual incentive target was set at 75% of base salary, and his long-term incentive target was set at 150% of base salary. Mr. McClanahan’s short term incentive payout for 2004 was at 126% of target, which was the overall Company achievement level.

When Mr. McClanahan’s base salary reaches market levels, his long-term incentive target, when combined with his short term incentive target, is intended to position Mr. McClanahan’s total direct compensation at the 50th percentile.

John T. Cater, Chairman

Milton Carroll

Derrill Cody

Thomas F. Madison

Stock Performance Graph

The following line graph compares the yearly percentage change in the cumulative total shareholder return on the common stock of CenterPoint Energy (and its predecessor) with the cumulative total return of the S&P 500 Electric Utilities Index and the S&P 500 Index for the period commencing December 31, 1999 and ending December 31, 2004.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG

CENTERPOINT ENERGY, THE S&P 500 ELECTRIC UTILITIES INDEX AND THE S&P 500 INDEX FOR THE FISCAL YEAR ENDED DECEMBER 31(1)(2)

	December 31,
	1999	2000	2001	2002	2003	2004
CenterPoint Energy	$100	$199	$127	$53	$67	$81
S&P 500 Electric Utilities Index	100	154	128	109	135	171
S&P 500 Index	100	91	80	62	80	89

(1)	Assumes that the value of the investment in the common stock and each index was $100 on December 31, 1999 and that all dividends were reinvested. The distribution of Reliant Resources, Inc. common stock in 2002 was treated as a $1.38 per share cash distribution, and the distribution of Texas Genco Holdings, Inc. common stock in 2003 was treated as a $0.4925 per share cash distribution.
(2)	Historical stock price performance is not necessarily indicative of future price performance.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CenterPoint Energy. During 2004, the Audit Committee met ten times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with management and Deloitte & Touche, LLP, CenterPoint Energy’s independent auditors, prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and CenterPoint Energy that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of CenterPoint Energy’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications and other matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of CenterPoint Energy’s financial statements and for its internal controls and the independent auditors have the responsibility for the examination of those statements and the related audit of internal control over financial reporting. The Audit Committee reviewed and discussed the audited financial statements of CenterPoint Energy as of and for the fiscal year ended December 31, 2004, with management and the independent auditors. The Audit Committee also reviewed and discussed with management and the independent auditors management’s report and the report and attestation of the independent auditors on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that CenterPoint Energy’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche as CenterPoint Energy’s independent auditors. In February 2005, the Audit Committee adopted an amended and restated charter, a copy of which is attached as Appendix I.

Michael E. Shannon, Chairman

Derrill Cody

O. Holcombe Crosswell

Thomas F. Madison

Robert T. O’Connell

Principal Accounting Firm Fees

Aggregate fees billed to CenterPoint Energy as a consolidated entity during the fiscal years ending December 31, 2004 and 2003 by CenterPoint Energy’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting, are set forth below. The Audit Committee has considered whether the provision of the non-audit services described below is compatible with maintaining the principal accountant’s independence.

	Year Ended December 31
	2004	2003
Financial statement audit	$2,766,805	$2,663,019
Audit of internal control over financial reporting	3,373,431	—

Total audit fees	6,140,236	$2,663,019
Audit-related fees(1)	507,175	368,635

Total audit and audit-related fees	6,647,411	3,031,654
Tax fees(2)	66,100	1,369,839
All other fees(3)	47,445	37,098

Total fees	$6,760,956	$4,438,591

(1)	For 2004, includes fees for consultations concerning financial accounting and reporting standards, various agreed-upon-procedure reports, and attest services not required by statute or regulation primarily related to the sale of our interest in Texas Genco Holdings, Inc. For 2003, includes fees for employee benefit plan audits, consultations concerning financial accounting and reporting standards, various agreed-upon-procedure reports, services provided in connection with debt offerings and consultation concerning internal control matters.
(2)	For 2004 and 2003, includes fees related to tax compliance services.
(3)	For 2004 and 2003, includes licensing fees on tax preparation software.

Audit Committee Policies and Procedures for Preapproval

of Audit and Non-Audit Services

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee takes action at least annually to authorize the performance by the independent auditor of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to pre-approval of the specific engagement if they are outside the specific types of services included in the periodic approvals covering service categories or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2004 no preapproval requirements were waived for services included in the Audit-related fees, Tax fees and All other fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the annual audit of CenterPoint Energy’s accounts for the year 2005. Deloitte & Touche LLP (and their predecessors) have served as independent auditors for CenterPoint Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of shares of common stock voted for or against the matter. If the appointment is not ratified by the shareholders, the Board will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

Shareholder Proposal

CenterPoint Energy has been notified that a shareholder intends to present a proposal for consideration at the annual meeting. The name, address and stock ownership of the proponent are included in the text of the proposal set forth below. The text of the shareholder proposal is as submitted by the proponent, and CenterPoint Energy assumes no responsibility for its content or accuracy.

Shareholder Proposal: CenterPoint Energy has been notified that Mr. Harold J. Mathis, Jr. intends to present the following proposal for consideration at the annual meeting:

“RESOLVED: That the stockholders of CenterPoint Energy, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis.

“REASONS

“Strong support was shown at the last annual meeting of CenterPoint Energy, Inc. when a majority of the YES/NO vote, 58.31%, 120,037,851 shares were cast in favor of this proposal.

“It is this proponent’s belief that classification of the Board of Directors is not in the best interest of CenterPoint Energy, Inc. and its shareholders. This proponent also believes that it makes a Board less accountable to shareholders when all directors do not stand for election each year; the piecemeal election insulating directors and senior management from the impact of poor performance.

“The Council of Institutional Investors ‘Council Policies’ state at:

www.cii.org/dcwascii/web.nsf/doc/policies_i.cm

The Board of Directors

‘All directors should be elected annually (no classified boards).’

www.cii.org/dcwascii/web.nsf/doc/policies_ii.cm

Shareholder Voting Rights

‘Supermajority votes should not be required.’

“It is the strong belief of this proponent, Harold J. Mathis, Jr, P.O. Box 1209, Richmond, Texas 77406, who is the owner of 3200 shares, that classified boards are rapidly becoming a thing of the past as more companies demonstrate a greater commitment to the principles of corporate democracy, adhering to policies that maximize accountability to shareholders.

“In fact, a large number of publicly traded companies, including ChevronTexaco, FirstEnergy, American International Group, Halliburton, TXU, ConEdison, CSX Corp., Motorola, General Motors, Nicor, Inc., ExxonMobil, ADM, J.P. Morgan, Chase & Co., Xerox, Bristol-Meyers Squibb, Advanced Micro Devices, Ford Motor Co., Bank of America, Altria Group, Freeport-McMoran Copper & Gold, American Express, Johnson & Johnson, Tyson Foods, Hewlett-Packard, Co., AT&T, Southern Co., Weingarten Realty, Schlumberger, Home Depot, Wells Fargo, Citicorp, Walt Disney Co., IBM, General Electric, Microsoft, Intel and Dell, to name just a few, elect all directors annually as cited in each company’s respective proxy statement for 2004.

“Why should CenterPoint Energy, Inc. shareholders continue the piecemeal approach of waiting three years to complete their evaluation of the entire Board?

“REGISTER YOUR VIEWS ON THE TOTAL BOARD’S PERFORMANCE EACH YEAR.

“Protect your investment through better corporate governance and board accountability. Vote YES to evaluate director performance each year.

“PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL

“Beware! At CenterPoint, broker non-votes and abstentions have the same effect as a vote against this proposal.”

The Board of Directors recommends a vote AGAINST this proposal. CenterPoint Energy’s Board has thoroughly considered this proposal and continues to believe that its existing system of electing directors in three classes with staggered three-year terms helps assure that the Company has experienced directors with an understanding of the history of the Company and its operations. This, in turn, provides continuity and stability in pursuing the Company’s business strategies and policies and reinforces the Company’s commitment to a long-term perspective. The Board also believes that experience accumulated and knowledge gained over time makes directors more effective in fulfilling their responsibilities, and that a three-year term helps the Company attract and retain qualified individuals who are willing to make the commitment and take on the responsibilities that service as a director entails. The Board does not believe that directors elected for three-year terms approach their responsibilities with less focus or accountability than would be the case if they were elected annually. The Board also believes that a nominee’s agreeing to serve a three-year term demonstrates the nominee’s commitment to serving on the Board over the long-term.

In case of an unsolicited proposal to take over the Company, a classified board prevents unilateral removal of directors by an acquirer at a single annual meeting and thereby affords time to negotiate or consider and develop other appropriate responses the Board believes are in the best interest of the Company and its shareholders. A classified board structure also provides a deterrent to coercive two-tier takeover proposals that could result in the unequal treatment of the Company’s shareholders. A significant number of Fortune 500 companies continue to have classified Boards.

After careful consideration of this proposal, the Governance Committee of the Board and the entire Board have determined that retention of a classified board structure remains in the best interests of the Company and its shareholders. Accordingly, the Board recommends a vote AGAINST this proposal. For the purpose of determining votes for or against this proposal, the Company’s Bylaws provide that abstentions and broker non-votes count for quorum purposes, but for voting purposes, abstentions and broker non-votes have the same effect as a vote against the proposal. It should be noted that the proposal, as submitted, would not require the Board to submit a binding proposal to eliminate the Board’s classified structure at any specific point in time. However, in light of the level of support the proposal regarding Board declassification received in 2004, the Board has concluded that, if the current proposal receives the support of a majority of the shares represented in person or by proxy at the 2005 annual meeting, the Board intends, subject to the proper exercise of its fiduciary duties, to introduce a binding proposal at the Company’s 2006 annual meeting of shareholders to amend the Company’s Restated Articles of Incorporation in order to eliminate the Board’s classified structure.

An amendment to the Company’s Restated Articles of Incorporation to eliminate the classified board would require the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Company generally entitled to vote in the election of directors, voting together as a single class. The effect of such an amendment, if adopted, would be that beginning at the 2007 annual meeting, persons elected as directors to fill positions whose terms expire at or after the 2007 annual meeting would be elected for one-year terms.

Shareholder Proposals for 2006 Annual Meeting

Any shareholder who intends to present a proposal at the 2006 annual meeting of shareholders and who requests inclusion of the proposal in CenterPoint Energy’s 2006 proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission must file such proposal with CenterPoint Energy by December 29, 2005.

CenterPoint Energy’s bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2006 annual meeting, the required notice must be received by CenterPoint Energy’s Corporate Secretary between December 5, 2005 and March 4, 2006. The bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with CenterPoint Energy’s Restated Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained by writing Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

Director Nominations for 2006 Annual Meeting

CenterPoint Energy’s bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to CenterPoint Energy’s Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at CenterPoint Energy’s principal executive offices between December 5, 2005 and March 4, 2006. The shareholder must also provide the information about the nominee that would be required to be disclosed in the proxy statement. CenterPoint Energy is not required to include any shareholder proposed nominee in the proxy statement. A copy of the bylaws describing the requirements for nomination of director candidates by shareholders may be obtained by writing Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

General Information

CenterPoint Energy began mailing this proxy statement and the accompanying proxy card to shareholders on April 28, 2005. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. CenterPoint Energy will pay all solicitation costs, including the fee of Morrow & Co., who will help CenterPoint Energy solicit proxies for $9,500, plus expenses. CenterPoint Energy will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of CenterPoint Energy’s common stock. In addition, certain of CenterPoint Energy’s directors, officers, and employees may solicit proxies by telephone and personal contact.

The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless you withhold authority to do so in the proxy card.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of CenterPoint Energy’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of CenterPoint Energy’s common stock. We believe that during the fiscal year ended December 31, 2004, our officers and directors complied with these filing requirements.

Householding of Annual Meeting Materials

In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (“street-name shareholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to shareholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at (888) 468-3020. Street-name shareholders who are currently receiving householded materials may revoke their consent, and street-name shareholders who are not currently receiving householded materials may request householding of our future materials, by contacting Automatic Data Processing, Inc., either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of ADP’s receipt of your revocation, and each shareholder at your address will receive individual copies of our future materials.

Annual Report to Shareholders

The Summary Annual Report to Shareholders, together with a copy of CenterPoint Energy’s annual report on Form 10-K, which contains our consolidated financial statements for the year ended December 31, 2004, accompany the proxy material being mailed to all shareholders. The Summary Annual Report and the annual report on Form 10-K are not part of the proxy solicitation material.

By Order of the Board of Directors,

Milton Carroll	David M. McClanahan
Chairman of the Board	President and Chief Executive Officer

April 28, 2005

APPENDIX I

CENTERPOINT ENERGY, INC.

AUDIT COMMITTEE CHARTER

Purpose: The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility for

•	the integrity of the Company’s financial statements

•	the qualifications, independence and performance of the Company’s independent auditors

•	the performance of the Company’s internal audit function

•	compliance by the Company with legal and regulatory requirements

•	the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement. The Audit Committee shall have and may exercise all the powers of the Board of Directors, except as may be prohibited by law, with respect to all matters encompassed by this Charter, and all the power and authority required under the Sarbanes-Oxley Act of 2002.

Membership: The Audit Committee shall consist of at least three members, each of whom shall be directors the Board has determined meet the independence, and financial literacy requirements of the New York Stock Exchange and the SEC. At least one member of the Audit Committee will be a director the Board has determined to have accounting or related financial management expertise, and the Company will seek to have at least one member of the Audit Committee who is an “audit committee financial expert” as defined by the SEC. No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee. The Company shall disclose any such determination in its annual proxy statement.

Meetings and Structure: The Audit Committee shall meet at such times as it determines or as meetings may be called by the chairperson of the Committee or any two members, but at least four times during each year.

The Board of Directors shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for preparing the agenda (following consultation with other members and with management), presiding over meetings and coordination of reporting to the full Board. The Audit Committee will maintain regular liaison with the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the lead audit partner of the Company’s independent auditors and the Company’s Vice President, Audit Services.

Private Discussions/Investigations: The Audit Committee shall provide on a regular basis opportunities for separate private discussions with the independent auditors, the Chief Financial Officer, the Chief Accounting Officer, the Company’s Vice President, Audit Services, and the Company’s General Counsel and outside counsel when appropriate. The Audit Committee may investigate any matter brought to its attention.

Accountability of the Independent Auditors and Audit Committee Authority and Responsibility: The independent auditors are accountable to the Audit Committee and the Board of Directors. The Audit Committee shall have the sole authority to appoint and, where appropriate, replace the Company’s independent auditors and to approve all audit engagement fees and terms.1 The Audit Committee shall be directly responsible for the

[1]	It is the Company’s customary practice to seek shareholder ratification of the appointment of the Company’s independent auditors.

appointment, compensation, retention and oversight of the work of the independent auditors and any other registered public accounting firm (including resolution of disagreements between management and the auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors and any such other registered public accounting firm shall report directly to the Audit Committee.

At least annually, the Audit Committee shall obtain and review a report by the independent auditors describing (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1. The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, including considering whether the independent auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the independent auditors’ independence. The evaluation shall include the review and evaluation of the lead partner of the independent auditor. In making this evaluation, the Audit Committee shall take into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditors to the full Board of Directors.

The Audit Committee shall preapprove all audit, review or attest engagements, internal control-related services and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permissible non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at the next scheduled meeting.

The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors.

In addition to the responsibilities set forth in the preceding paragraphs, the Audit Committee shall from time to time as required and otherwise when the Audit Committee deems appropriate:

Financial Reporting Processes and Accounting Policies

•	Review and discuss the annual audited financial statements with management and the independent auditors, as well as disclosures made in management’s discussion and analysis of financial condition and results of operations.

•	Recommend to the Board of Directors whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K.

•	Review and discuss with management and the independent auditors the Company’s quarterly financial statements, and disclosures made in management’s discussion and analysis of financial condition and results of operations prior to the filing of the Company’s Quarterly Report on Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

•	Review and discuss with management and the independent auditors:

•	major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, any major issues concerning the adequacy of the Company’s internal controls, special steps adopted in light of material control deficiencies, and the adequacy of disclosures about changes in internal control over financial reporting.

•	analyses prepared by management and/or the independent auditors regarding critical accounting policies and practices and other significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, ramifications of the use of alternative disclosure and the treatment preferred by the independent auditor.

•	other material written communications between the independent auditor and management including the management letter and schedule of unadjusted differences.

•	Review and discuss with management, including the Vice President, Audit Services, and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to filing the Company’s Annual Report on Form 10-K.

•	Meet with the disclosure committee on a periodic basis and at least annually to confirm that the disclosure committee’s quarterly process is serving its intended purpose of assisting the CEO and CFO in making the certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

•	Review and discuss with management the Company’s earnings press releases, with particular emphasis on the use of any “non-GAAP financial measures,” as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (covering, for example, the types of information to be disclosed and the type of presentation to be made).

•	Review with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Discuss with the independent auditors the matters required to be communicated by the independent auditors pursuant to Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

•	Review the disclosures that the CEO and CFO make to the Audit Committee and the independent auditors in connection with the certification process for the Company’s Reports on Form 10-K and Form 10-Q concerning any significant deficiencies or weaknesses in the design of operation of internal control over financial reporting and any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

•	Review other relevant reports or financial information as determined by the Audit Committee to be necessary, advisable or appropriate.

Internal Audit

•	Review the appointment and replacement of the Vice President, Audit Services.

•	Review activities, organizational structure, and qualifications of the internal audit function.

•	Review the significant reports to management prepared by the audit services department and management’s responses.

•	Review with management and the independent auditors, when appropriate, the responsibilities, budget and staffing of the internal auditors and any recommended changes in the planned scope of the internal audit.

Other Matters

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	Obtain information from management, the Company’s Vice President, Audit Services and the independent auditors as to compliance by the Company and its subsidiaries with applicable legal requirements and the Company’s Ethics and Compliance Code and report to the Board of Directors with respect to such matters as appropriate.

•	Obtain from the independent auditors assurance that no illegal acts required to be reported under Section 10A(b) of the Securities Exchange Act of 1934 have been detected or otherwise come to the attention of the independent auditor in the course of the audit.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Meet with management at least annually to review the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, make recommendations to the Board on issues relating to overall corporate risk controls and limits and discuss the following items with management:

•	the Company’s policies and guidelines concerning risk assessment and risk management,

•	the structure and sufficiency of the Company’s risk control organization,

•	any significant changes to the corporate risk control policy, and

•	significant risk control issues (including authorized products and limits).

•	Review with the Company’s General Counsel at least annually legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

•	Review with management the Company’s policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor.

•	Review annually the Audit Committee’s own performance.

•	Make regular reports to the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee shall have the authority to retain and obtain advice and assistance from current or independent legal, accounting or other advisors without seeking approval of the Board of Directors. The Audit Committee may request any officer or employee of the Company or representative of the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest service for the Company and to any advisors employed by the Audit Committee.

The Audit Committee will make itself available to the independent auditors and the internal auditors of the Company as requested. Reports of meetings of the Audit Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Audit Committee meeting, accompanied by any recommendations to the Board of Directors approved by the Audit Committee.

ADMISSION TICKET

CENTERPOINT ENERGY, INC.

2005 ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 2, 2005

9:00 a.m. Central Time

Auditorium

1111 Louisiana Street

Houston, Texas 77002

This admission ticket admits only the named stockholder.

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

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CENTERPOINT ENERGY, INC.

2005 Annual Meeting of Shareholders

Proxy Common Stock

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Scott E. Rozzell, Executive Vice President, General Counsel and Corporate Secretary and Richard B. Dauphin, Assistant Corporate Secretary, and each of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, June 2, 2005, at 9:00 a. m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.

The nominee for Class II director is Donald R. Campbell. The term of Class II directors will expire in 2007. The nominees for Class III directors are O. Holcombe Crosswell, Thomas F. Madison, Janiece M. Longoria and Peter S. Wareing. The term of Class III directors will expire in 2008. Your Board of Directors recommends that you vote FOR the nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2005, and AGAINST the shareholder proposal requesting that the Board provide for the annual election of all directors and the elimination of director classes with staggered three-year terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to CenterPoint Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

CNTRP1                KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.
Vote On Directors
1.	Election of nominee for Class II director. The nominee for director is 01) Donald R. Campbell	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ number(s) on the line below.
2.	Election of nominees for Class III directors. The nominees for director are 02) O. Holcombe Crosswell, 03) Thomas F. Madison, 04) Janiece M. Longoria, 05) Peter S. Wareing	☐	☐	☐
Vote On Proposals					For	Against	Abstain
3.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2005.				☐	☐	☐
4.	Shareholder proposal relating to electing all directors annually and elimination of director classes with staggered terms.				☐	☐	☐
5.	Withhold granting of discretionary authority to vote on all other matters that may properly come before the Annual Meeting.				☐	☐	☐

Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

For comments, please check this box and write them on the back where indicated                        ☐

Please indicate if you plan to attend the Annual Meeting.	Yes	No
	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date